Exhibit 10.2

June 24, 2021

ION Acquisition Corp 2 Ltd.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

Innovid, Inc.

30 Irving Place, 12th floor

New York, NY 10003

Attention: Nabilah Irshad

Email: nabilah@innovid.com

Re:	Sponsor Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Sponsor Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”) and hereby amends and restates that certain letter, dated February 10, 2021, from ION Holdings 2, LP, a Cayman Islands exempted limited partnership (the “Sponsor”), and the undersigned individuals, each of whom is a member of Acquiror’s board of directors (the “Acquiror Board”) or management team (each, an “Insider” and collectively, the “Insiders”), to Acquiror (the “Prior Letter Agreement”), except as expressly incorporated herein under Section 21. Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and each Insider hereby acknowledges and agrees that, as of the date hereof, except as expressly incorporated herein under Section 21, the Prior Letter Agreement is hereby terminated and is of no further force or effect without any further liability thereunder.

Unless the context of this Sponsor Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agree with Acquiror and, at all times prior to the valid termination of this Sponsor Support Agreement, the Company as follows:

1.	The Sponsor and each Insider irrevocably agrees, severally and not jointly, that it, he or she shall, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought:

a.	vote all Acquiror Class A Shares, Founder Shares and any other Equity Securities of Acquiror owned by it, him or her (all such shares, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for Acquiror Shareholders’ Meeting (including all Acquiror Shareholder Matters);

b.	appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any SPAC Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, the Subscription Agreements or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities;

d.	vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of Acquiror or any recapitalization, reorganization, liquidation or winding up of Acquiror (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

e.	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Required Acquiror Shareholder Approval or otherwise.

From and after the date hereof until the valid termination of this Sponsor Support Agreement in accordance with its terms, each of Sponsor and the Insiders shall not, without the prior written consent of the Company, grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with, or would interfere with, or prohibit or prevent such Person from satisfying, such Person’s obligations under this Sponsor Support Agreement.

The obligations of the Sponsor and each Insider specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acquiror Board or if the Acquiror Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Acquiror Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement (including Section 7.10 thereof).

Prior to any valid termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination, the PIPE Investment and the other transactions contemplated by the Merger Agreement, the Subscription Agreements or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.

2.	The Sponsor and each Insider hereby agree and acknowledge that prior to any valid termination of this Sponsor Support Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agree that it, he or she will not allege, and hereby waive the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3.	Transfers.

a.	No Sponsor or Insider, as applicable, shall Transfer any Founder Shares, Private Placement Warrants (or Acquiror Class A Shares issued or issuable upon the exercise of any Private Placement Warrants) or other Equity Securities of Acquiror Beneficially Owned or held by it, him or her until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Sponsor Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).

b.	In the event the Business Combination is consummated, none of the Sponsor and each Insider shall Transfer any Equity Securities of Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time until:

i)	with respect to Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquiror Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants): 30 days after the Closing Date; and

ii)	with respect to Founder Shares and other Equity Securities (other than those covered by clause (i) above): the earlier of (i) the one year anniversary of the Closing Date, (ii) the date when the volume-weighted average price of shares of Domesticated Acquiror Common Stock on NYSE (or other exchange on which shares of Domesticated Acquiror Common Stock are then listed) exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date on which Acquiror completes a liquidation, merger, share exchange or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property (the date contemplated by this Section 3(b)(ii), the “Lock-Up Termination Date”).

c.	Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Founder Shares, Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquiror Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants) or other Equity Securities of Acquiror that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to Sponsor’s officers or directors, any Affiliate or any family member of any of Sponsor’s officers or directors, any members or partners of the Sponsor or their respective Affiliates, any Affiliates of the Sponsor (including, for the avoidance of doubt, to the general partner of the Sponsor) or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of such Sponsor’s organizational documents upon dissolution of Sponsor; (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (v) above; (vii) in the event of the Acquiror’s liquidation, merger, share exchange or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; or (viii) to Acquiror, the Company or the Sponsor; provided, however, that in each case of clauses (i) through (vi), these permitted transferees must, at the time of and as a condition to such Transfer , enter into a written joinder to this Sponsor Support Agreement agreeing to be bound by this Sponsor Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).

4.	Sponsor and each Insider hereby agree that, during the period commencing on the date hereof and ending upon the valid termination of this Sponsor Support Agreement in accordance with its terms, Sponsor and each Insider, without the prior written consent of the Company:

a.	shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Person (other than Acquiror and its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand; and
b.	shall not and shall instruct and use reasonable best efforts to cause their respective Representatives acting on their behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than the Company and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any SPAC Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4(b) or Section 8.03(b) of the Merger Agreement; and provided, further that, the Sponsor and each Insider shall as promptly as practicable advise the Company of any inquiry or proposal regarding a SPAC Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

5.	Solely in connection with and only for the purpose of the Mergers, Sponsor and each Insider hereby irrevocably and unconditionally waive and agree not to assert, claim or perfect any rights to adjustment or other anti-dilution protection in excess of the Domesticated Acquiror Common Stock issuable at the Initial Conversion Ratio (as defined in Section 17.3 of the Articles of Association of Acquiror) upon conversion of the Founder Shares held by him, her or it pursuant to Section 17.3 of the Articles of Association or any other anti-dilution protections or other adjustment or similar protection that may arise in connection with the issuance of Equity Securities of Acquiror (including in connection with the Domestication, the PIPE Investment or the Mergers) and as a result, the Founder Shares shall convert into shares of Domesticated Acquiror Common Stock (or such equivalent security) at the Closing on a one-for-one basis.

6.	Sponsor and each Insider hereby represent and covenant, severally and not jointly, that Sponsor and such Insider has not entered into, and, prior to the valid termination of this Sponsor Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.

7.	The Sponsor and Insiders’ ownership of Equity Securities of Acquiror as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Support Agreement, neither Sponsor nor any Insider nor any of their respective Affiliates (i) Beneficially Own any Equity Securities of Acquiror except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to Acquiror except as expressly set forth on Schedule A.

8.	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” means (a) prior to the Domestication, the Acquiror Class B Shares (and the Acquiror Class A Shares issuable upon conversion of such shares), and (b) after the Domestication, the shares of Domesticated Acquiror Common Stock issued upon conversion of the Founder Shares in connection with the Domestication; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (iv) “Private Placement Warrants” means (a) prior to the Domestication, the Acquiror Warrants to purchase up to 7,060,000 Acquiror Class A Shares that the Sponsor purchased for an aggregate purchase price $7,060,000 or $1.00 per Private Placement Warrant, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering, and (b) following the Domestication, the Domesticated Acquiror Warrants issued upon conversion of such Private Placement Warrants in connection with the Domestication.

9.	This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company, Sponsor and the Insiders.

10.	No party hereto may assign either this Sponsor Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with Transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the Company and Sponsor. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Sponsor Support Agreement shall be binding on the Sponsor, each Insider, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.

11.	Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

12.	This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.	This Sponsor Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.	This Sponsor Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to any Insider, to the address of the Sponsor.

16.	This Sponsor Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Support Agreement shall be of no force and effect and the Prior Letter Agreement shall be reinstated and remain in full force and effect. No such termination or reversion shall relieve the Sponsor, each Insider or Acquiror from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination or reversion.

17.	The Sponsor and each Insider hereby represent and warrant (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such Person has all necessary power and authority to execute, deliver and perform this Sponsor Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Support Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Support Agreement; (vi) except for fees described on Schedule 5.07 of the Acquiror Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares or Private Placement Warrants, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than Transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Support Agreement, (B) the Articles of Association (prior to the Domestication) or the Acquiror Restated Charter (following the Domestication), (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of February 10, 2021, by and among Acquiror and certain security holders (prior to the Closing) or the A&R Registration Rights Agreement (following the Closing); and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Equity Securities of Acquiror owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Support Agreement or the Organizational Documents of Acquiror.

18.	If, and as often as, (a) there are any changes in Acquiror, the Acquiror Shares, the Acquiror Warrants, the Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Shares or Acquiror Warrants or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Shares or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement (such Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, collectively, the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted Founder Shares or Private Placement Warrants (as applicable) owned by Sponsor as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of Acquiror under the Merger Agreement.

19.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

20.	Notwithstanding any provision of this Sponsor Support Agreement to the contrary, no Insider makes any agreement or understanding in this Sponsor Support Agreement in his or her capacity as a director or officer of Acquiror (if such Insider holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Insider in his or her capacity as a director or officer of Acquiror.

21.	Section 8, Section 9, Section 10 and Section 12 of the Prior Letter Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein.

[signature page follows]

Sincerely,

ION HOLDINGS 2, LP

By: ION Acquisition Corp GP Ltd., its general partner

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	Authorized Signatory

INSIDERS

/s/ Jonathan Kolber
Jonathan Kolber

/s/ Gilad Shany
Gilad Shany

/s/ Avrom Gilbert
Avrom Gilbert

/s/ Anthony Reich
Anthony Reich

/s/ Gabriel Seligsohn
Gabriel Seligsohn

/s/ Rinat Gazit
Rinat Gazit

/s/ Lior Shemesh
Lior Shemesh

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:	/s/ Anthony Reich
Name:	Anthony Reich
Title:	Chief Financial Officer

Acknowledged and Agreed:

INNOVID, INC.

By:	/s/ Zvika Netter
Name:	Zvika Netter
Title:	Chief Executive Officer

Schedule A

Sponsor Ownership of Equity Securities and Acquiror Loans

Sponsor	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
ION Holdings 2, LP	6,325,000	7,060,000	$0
Total	6,325,000	7,060,000	$0

Insider Ownership of Equity Securities and Acquiror Loans

Insider	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
Jonathan Kolber	0	0	$0
Gilad Shany	0	0	$0
Avrom Gilbert	0	0	$0
Anthony Reich	0	0	$0
Gabriel Seligsohn	25,000	0	$0
Rinat Gazit	25,000	0	$0
Lior Shemesh	25,000	0	$0
Total	75,000	0	$0